Exhibit 99.1

Contacts: Gary Fischer Chief Financial Officer (510) 438-4700
Leslie Green Green Communications Consulting, LLC leslie@greencommunicationsllc.com

AXT Updates Revenue Expectations for Fourth Quarter 2025 and Announces Earnings Date for Feb. 19, 2026

Company to present at 28th Annual Needham Growth Conference on Jan. 14

FREMONT, Calif., January 8, 2026 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor wafer substrates, today updated revenue expectations for the fourth quarter 2025. The company expects revenue to be in the range of $22.5 to $23.5 million, primarily due to fewer export control permits for indium phosphide being issued by China’s Ministry of Commerce than previously expected.

“While we are disappointed that we were not able to ship indium phosphide substrates to fulfil more customer orders in December, we continue to work diligently with the Ministry of Commerce on the export permit process and are hopeful that we will receive additional permits in the first quarter 2026,” said Morris Young, chief executive officer. “As we have noted, the timing for permit issuance can be fluid and doesn’t necessarily align with our quarterly reporting. That said, customer demand for our products continues to be very strong. Our industry is in the early stages of a multi-year growth cycle, driven by the AI infrastructure build-out and growing demand for high-speed optical connectivity. As such, we are on target to more than double our indium phosphide capacity in the second half of the year. In addition, we are making plans for continued growth and capacity expansion. We were very pleased to complete a capital raise in December and intend to use some of the proceeds to increase manufacturing capacity in anticipation of a multi-year trend in data center expansion. We believe we are uniquely positioned to serve the global market with industry-leading technology, an integrated supply chain, and world-class manufacturing capabilities.”

Fourth Quarter 2025 Earnings Call

AXT will announce its financial results for the fourth quarter 2025 in a press release immediately following the close of market on February 19, 2026. The company will also host a conference call to discuss these results on February 19, 2026 at 1:30 p.m. PT. The conference call can be accessed at (800) 715-9871 (passcode 4378083). The call will also be simulcast at www.axt.com. Replays will be available at (800) 770-2030 (passcode 4378083) until February 26, 2026. Additional investor information can be accessed at https://investors.axt.com.

28th Annual Needham Growth Conference

AXT, Inc. will participate in the 28th Annual Needham Growth Conference in New York City on Jan. 14th, 2026. The company’s presentation will take place at 3:00 p.m. ET. A webcast of the presentation will be available at https://investors.axt.com.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G infrastructure, data center connectivity (silicon photonics), passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California where the company maintains sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at https://investors.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the timing and completion of the proposed listing of shares of Tongmei on the STAR Market. Additional examples of forward-looking statements include statements regarding the market demand for our products, our product mix, our growth prospects and opportunities for continued business expansion, including technology trends, new applications and the ramping of Tier-1 customers, our market opportunity, our ability to lead our industry, our relocation, our expectations with respect to our business prospects and financial results, including our gross margin performance, and our development of larger diameter substrates that we believe will enable the next generation of technology innovation across a number of end-markets. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the receipt of export permits to export indium phosphide wafers from China, as well as our other wafer products, and the timing of such export permit approvals, the requests for redemptions by private equity funds in China of investments in Tongmei, the administrative challenges in satisfying the requirements of various government agencies in China in connection with the listing of shares of Tongmei on the STAR Market, continued open access to companies to list shares on the STAR Market, investor enthusiasm for new listings of shares on the STAR Market and geopolitical tensions between China and the United States. Additional uncertainties and factors include, but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines and ramping of production; possible factory shutdowns as a result of air pollution in China or COVID-19; COVID-19 or other outbreaks of a contagious disease; tariffs and other trade war issues; the financial performance of our partially owned supply chain companies; policies and regulations in China; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.